UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

CORELOGIC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CoreLogic

Dear Fellow Shareholder,

VOTE <u>AGAINST</u> THE SENATOR/CANNAE PROPOSALS ON THE WHITE PROXY CARD

CoreLogic is firing on all cylinders and delivering outstanding financial and operational performance. Building on an excellent first half of 2020, we recently announced record third quarter financial results -- the strongest operational and financial performance in our history. Importantly, your Board is laser-focused on maximizing shareholder value and conducting a thorough strategic review, which has already resulted in written indications of interest in acquiring the Company at values of at least $80 per share from multiple competing parties.

The Board shielded shareholders from the value destruction of Senator/Cannae's lowball $66 per share proposal and generated interest from multiple parties at $80+ per share -- approximately $1 billion more than Senator/Cannae's proposal. CoreLogic's entire Board is up for election at the 2021 Annual Meeting and expects to be judged by shareholders based on the way we conduct the review process.

Protect the value of your investment -- a vote <u>AGAINST</u> removal of the CoreLogic directors is in your best interests

We strongly urge you to vote today on the **WHITE proxy card** <u>AGAINST</u> all of the Special Meeting agenda items. Simply disregard any solicitation you may receive regarding the Gold proxy card from Senator/Cannae. If you have inadvertently already used the Gold proxy card to vote your shares, you have every right to revoke your prior vote by simply using the **WHITE proxy card** to vote again, as only your latest-dated proxy will count.

THANK YOU FOR YOUR CONTINUED SUPPORT.

Paul Folino	Frank Martell
Chairman of the Board	*President and Chief Executive Officer*

Vote **AGAINST** Senator/Cannae's proposals using the **WHITE** proxy card today!

Your Board of Directors recommends thatyou vote AGAINST all of Senator/Cannae’sproposals using the WHITE votinginstruction form/proxy cardVote the whiteproxy cardDiscard the goldproxy cardIf you have any questions, or need assistance in voting your shares, please call thefirm assisting us in the solicitation of proxies:TOLL-FREE at 1 (877) 750-9498 (from the U.S. and Canada)OR +1 (412) 232-3651 (from other locations)To learn more visit CoreLogicValue.com |2

SAFE HARBOR/FORWARD LOOKING STATEMENTSCertain statements made in this letter are forward-looking statements within the meaning of the federal securities laws, including but not limited to those statements related to expected financial results and the near and long-term consequences of the unsolicited proposal we received from Senator Investment Group, LP (“Senator”) and Cannae Holdings, Inc. (“Cannae”) on June 26, 2020, as revised on September 14, 2020 (the “Unsolicited Proposal”). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include the risks and uncertainties set forth in Part I, Item 1A of our most recent Annual Report on Form 10-K and Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented, or superseded from time to time by other reports we file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to: any potential developments related to the Unsolicited Proposal; any impact resulting from COVID19; our ability to protect our information systems against data corruption, cyber-based attacks or network security breaches; limitations on our ability to repurchase our shares; changes in prices at which we are able to repurchase our shares; limitations on access to or increase in prices for data from external sources, including government and public record sources; systems interruptions that may impair the delivery of our products and services; changes in applicable government legislation, regulations and the level of regulatory scrutiny affecting our customers or us, including with respect to consumer financial services and the use of public records and consumer data; difficult conditions in the mortgage and consumer lending industries and the economy generally; uncertainties regarding the outcome of any discussions with third parties indicating an interest in acquiring CoreLogic; risks related to the outsourcing of services and international operations; our ability to realize the anticipated benefits of certain acquisitions and/or divestitures and the timing thereof; and impairments in our goodwill or other intangible assets. CoreLogic can offer no assurances that it will enter any transaction in the future or, if entered into, what the terms of any such transaction would be. The forward-looking statements speak only as of the date they are made. CoreLogic does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.To learn more visit CoreLogicValue.com | 3